Exhibit 5


                      FLORIDA EAST COAST INDUSTRIES, INC.


                                                              January 3, 2001

Florida East Coast Industries, Inc.
One Malaga Street
St. Augustine, Florida 32085


Ladies and Gentlemen:

     I am General Counsel of Florida East Coast Industries, Inc. (the "Company), and render this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 being filed by the Company on the date hereof (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 1,000,000 shares of Class A Common Stock, no par value, of the Company (the "Shares") issuable pursuant to the Company's Stock Incentive Plan.

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures (other than those of officers of the Company) on all documents that I have examined are genuine.

     Based upon the foregoing, I am of the opinion that the Shares are validly authorized and, when issued under each of the plans described above in accordance with the terms thereof, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,


                                         /s/ Heidi J. Eddins
                                         -----------------------------------
                                         Heidi J. Eddins
                                         General Counsel